Exhibit 4.1

Execution Version
THIRD SUPPLEMENTAL INDENTURE
This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of October 3, 2022, between (a) Arcosa, Inc., a Delaware corporation (the “Issuer”), and (b) Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).
W I T N E S S E T H
WHEREAS, each of the Issuer and the Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated as of September 30, 2021, and the Second Supplemental Indenture, dated as of May 17, 2022, the “Indenture”), dated as of April 6, 2021, providing for the issuance of an unlimited aggregate principal amount of 4.375% Senior Notes due 2029 (the “Notes”);
WHEREAS, pursuant to Section 10.5(a)(1) of the Indenture, any Note Guarantee of a Guarantor shall be automatically and unconditionally released and discharged upon a sale, exchange, transfer or other disposition (including by way of merger, amalgamation, consolidation, dividend distribution or otherwise) of the Capital Stock of such Guarantor, following which such Guarantor is no longer a Subsidiary of the Issuer;
WHEREAS, pursuant to the transactions contemplated by that certain Equity Purchase Agreement dated as of April 25, 2022 (the “Purchase Agreement”), between the Issuer and Triarc Tanks Bidco, LLC, a Delaware limited liability company (“Buyer”), Buyer agreed to acquire from the Issuer all of the issued and outstanding limited liability company interests of Arcosa Tank, LLC, a Delaware limited liability company and Guarantor under the Indenture (“Arcosa Tank”), after which Arcosa Tank shall no longer be a Subsidiary of the Issuer;
WHEREAS, pursuant to Section 10.5(b) of the Indenture, upon delivery to the Trustee of an Officer’s Certificate to the effect that the transactions contemplated by the Purchase Agreement were made by the Issuer in accordance with the provisions of the Indenture, the Trustee shall execute any documents reasonably requested by the Issuer in order to evidence the release of Arcosa Tank from its obligations under its Note Guarantee;
WHEREAS, the Trustee has received an Officer’s Certificate and Opinion of Counsel in connection with the transactions contemplated by the Purchase Agreement and the Trustee’s execution of this Supplemental Indenture; and
WHEREAS, pursuant to Section 9.1(i) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes to evidence the release of Arcosa Tank from its Note Guarantee.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Release of Guarantor. In reliance on the Officer’s Certificate and the Opinion of Counsel delivered to the Trustee on the date hereof, the Trustee acknowledges and agrees that Arcosa Tank is hereby unconditionally, automatically and irrevocably released from its Note Guarantee, all of its obligations under the Note Documents, and as a Guarantor under the

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Indenture, and accordingly, that, without further action, Arcosa Tank is no longer party to the Indenture and the other Note Documents.
3.    Ratification of Indenture and Supplemental Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
4.    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.    Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARIES AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF UNDER OR IN CONNECTION WITH, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
6.    Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic shall be deemed to be their original signatures for all purposes.
7.    Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
8.    The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

[Signatures on the following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.
                    ISSUER:

ARCOSA, INC.

By:	/s/ Kevin Weber
Name: Kevin Weber
Title: Treasurer

Signature Page to Third Supplemental Indenture - Arcosa, Inc.

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Susan B. Wright
Name: Susan B. Wright
Title: Assistant Vice President

Signature Page to Third Supplemental Indenture - Arcosa, Inc.